Exhibit 10.1

AMENDED AND RESTATED EQUITY TRANSFER AGREEMENT

Transferors:

Zhao Zhen Rong (ID card No.110108194008173417)

Sun Gui Ying (ID card No.110108194306073422)

Transferee: OZOP (Guangdong) Medical Technology Co. Ltd

1. Transferors and Transferee entered into the Equity Transfer Agreement dated July 23, 2018 relating to the purchase and sale of 100% of the equity in Yijingtong (Beijing) Technology Development, Ltd., a company organized under the laws of the Peoples Republic of China (the “Company”) which Transferor and Transferee desire to amend and restate as set forth below.

2. The Transferors agree to transfer the entire (100%) equity in the Company (hereinafter referred to as “Transferred Equity”) to the Transferee for RMB one million yuan. The Transferee agrees to buy the Transferred Equity. The respective transfer prices of the Transferred Equity paid to the Transferors are listed below.

Transferor	Transferred Equity	Transfer Price (RMB)
Zhao Zhen Rong	80%	800,000
Sun Gui Ying	20%	200,000

3. The Transferee shall pay to the Transferors the transfer price within [5] days from the date of Closing (as defined below). The closing of the transaction contemplated by this Agreement shall occur no later than 10 days (the “Closing”) following the delivery by the Company of its financial statements and footnote disclosure for the fiscal years ended December 31, 2016 and 2017 and for the period ended as of the most recently completed fiscal quarter prior to the date of delivery of the financial statements (the “Pre-Audit Financial Statements”). The Pre-Audit Financial Statements shall be prepared in accordance U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and shall be confirmed by Transferee’s U.S. based independent accounting firm registered with the Public Company Accounting Oversight Board that such financial statements have been prepared in accordance with U.S. GAAP. The Company will bear the costs of preparation of the Pre-Audit Financial Statements and the Transferee will bear the costs of auditing the Pre-Audit Financial Statements.

4. If the Transferee fails to pay one million yuan to the Transferors within [15] days of the Closing, the Transferor shall have the right to terminate this Agreement and require the transferee to return all the Transferred Equity.

5. The Transferors agree to transfer at the Closing all the inventory of the Company to the Transferee. The amount, payment and delivery terms will be negotiated by the parties separately.

6. The Transferors promise that they are the sole owners of the Transferred Equity.

7. The Transferors undertake to pay the transfer price according to Article 2 of this Agreement.

8. The Transferee and the Transferors shall go through the change registration procedure with the industrial and commercial bureau immediately after the Closing.

9. If either party breaches this agreement, the non-breaching party shall have the right to request termination of this agreement and claim compensation from the breaching party for all economic losses.

10. The Parties shall solve any dispute or claim arising from or relating to this Agreement through negotiation. If the Parties fail to reach an agreement after negotiation, the Parties agrees to file a lawsuit with the People's Court at the place where this Agreement is signed.

110. This Agreement shall come into effect upon execution by the Parties.

12. The conclusion, validity, explanation, implementation and dispute resolutions shall be governed by the PRC law.

13. This Agreement has three copies, each of which has the same legal force.

Transferors:

/s/ Zhao Zhen Rong

Zhao Zhen Rong

/s/ Sun Gui Ying

Sun Gui Ying

Transferee: OZOP (Guangdong) Medical Technology Co. Ltd

/s/ Eric Siu

Authorized Representative

Date of Signature: September 27, 2018

Where the contract is signed: Beijing